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                                                                    EXHIBIT 2.3

                            THE SANWA BANK LIMITED

                            (INCORPORATED IN JAPAN)
TELEPHONE:  2843 3888          HONG KONG BRANCH               CABLE ADDRESS:
TELEX: 73423 SANWA HX           FAIRMONT HOUSE             'SANWABANK HONGKONG'
FACSIMILE:  2537 1669     8 COTTON TREE DRIVE CENTRAL      SWIFT ADDR: SANWHKHH
                                   HONG KONG



Our Ref: 95-OL-497

18th September, 1995

Nam Tai Electronic and Electrical Products Limited
Unit 513-520,
No. 1 Hung To Road,
Kwun Tong,
Kowloon,                                                CONFIRMATION
Hong Kong



Dear Sirs,

Re: Banking Facilities
- ----------------------

With reference to our recent discussions, we write to confirm our agreement that the banking facilities made available by us to your esteemed company under the facility letter dated 6th April, 1994 shall be revised upon and subject to the terms and conditions set out below.


1.   Facilities and Amount
     ---------------------

(a) Import facility (including letter of credit opening, acceptance and bills receivable provided that the tenor of each letter of credit shall not exceed 6 months and any item under acceptance and bills receivable together shall not exceed 100 days) of up to HK$56,000,000 with a sub-limit for acceptance and bills receivable together of up to HK$32,000,000.

(b)  Overdraft facility of up to HK$1,000,000.

(c) Shipping guarantee facility (under letter of credit) of up to HK$10,000,000.

(d) Bills negotiation facility (without letter of credit) of up to HK$5,000,000 provided that this facility is restricted to bills drawn by Canon Inc., Sharp Corp., Seiko Instruments Inc. and Toshiba Corp. only and the minimum interest charges for this facility is 4 days' interest on each advance.



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(e)  Bills negotiation facility (under letter of credit) of up to HK$40,000,000.

(f)  Forward foreign exchange facility of up to HK$20,000,000.

2.               Interest
                 --------

Overdraft                 Interest shall be charged at 0.25% per annum above
                          whichever is the higher of our cost of funds or the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time and shall be payable monthly in arrears on the first day of each calendar month.

Bills receivable          Interest shall be charged at the prevailing Hong Kong
and                       Dollars Prime Rate quoted by us from time to time
bills negotiation         (in case of Hong Kong dollars items) or 0.75% per
                          annum above our cost of funds (in case of any other currencies items).

We reserve the right to charge additional interest from the date of any default in payment, on a daily basis, at 5% per annum above the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or, in case of default sum denominated other than in Hong Kong Dollars, 5% per annum above our cost of funding the default sum.


3.             Commission
               ----------

(a) In lieu of exchange commission and opening commission shall be charged on the amount of each letter of credit as follows:

       -1/4% on the first US$50,000 or its equivalent;
       -1/8% on any amount in excess of US$50,000 and up to US$150,000 or their respective equivalent;
       -1/12% on any amount in excess of US$150,000 and up to US$250,000 or their respective equivalent; and
       -1/24% on any amount in excess of US$250,000 or its equivalent.

(b)  Collection commission shall be charged as follow:

       -1/8% on the first US$150,000 or its equivalent;
       -1/12% on any amount in excess of US$150,000 and up to US$250,000 or their respective equivalent; and
       -1/24% on the balance, if any.

(c) The minimum commission and charges for each bills transaction shall be determined by us from time to time at our sole discretion.



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(d)  The commission scale charged on the above facilities shall always be subject to the General Rules of The Hong Kong Association of Banks and its amendment from time to time.

4.              Repayment
                ---------

Any amount advanced under the overdraft facility shall be repaid on demand and any amount advanced under other banking facilities shall be repaid on the respective due dates applicable thereto.


5.              Security
                --------

The above facilities (including principal, interest and all other monies payable hereunder or in connection with the facilities) shall continue to be secured by an unconditional and irrevocable letter of guarantee dated 19th August, 1991 given by Nam Tai Electronics, Inc. (the "Guarantor").


6.              Availability
                ------------

The availability of the above facilities is subject to our having received from you on or before 18th October, 1995 the following documents in form and substance satisfactory to us in all respects:-

(a) the enclosed duplicate of this facility letter duly signed by you to signify your acceptance hereof and countersigned by the Guarantor;

(b)  the Overdraft Agreement duly executed by you;

(c) certified copies of the resolutions of your Board of Directors approving the terms and conditions of this facility letter and the Overdraft Agreement and authorizing a person or persons to sign such documents on your behalf;

(d) certified copy of the resolution of the Board of Directors of the Guarantor approving the countersignature of this facility letter;

(e) list of specimen signatures (authenticated to our satisfaction) of the Directors and the person(s) authorized to act on behalf of you and the Guarantor by the resolutions referred to in sub-clauses (c) and (d) above; and

(f) such other necessary documents required to validate the above facilities and the security conditions as we may specify from time to time.


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7.             Undertakings
               ------------

You hereby undertake with us that so long as the above facilities being available and/or any money remaining outstanding thereunder, you will:-

(a) submit to us satisfactory written evidence evidencing the release of all cash deposits maintained with and charged to other banks or financial institution before we shall release the existing mortgage over the property situated at Flat B, 1/F, Block 5 and carpark space no. 184 on Basement 2 of Cavendish Heights, 33 Perkins Road, Jardine's Lookout, Hong Kong; and

(b) not create or allow to exist (except in our favour) any mortgage, charge (whether fixed or floating), security interest or other encumbrance over any part of present or future assets of you or any of your subsidiaries without our prior written consent.


8.             Lien and Set-off
               ----------------

We shall be entitled to exercise, at any time without notice, our right of lien and our rights to set-off and combine your account(s) with us in or towards satisfaction of your indebtedness to us in respect of the facilities whenever due or payable.


9.             Expenses
               --------

You shall pay to us upon demand all costs, charges and expenses (including legal expenses on a full indemnity basis, stamp, registration or other duties) incurred by us in connection with the preparation of the documentation contemplated hereby, the administration of the facilities, or the enforcement of or preservation of any rights hereunder or otherwise in connection with the facilities.


10.            Governing Law
               -------------

The above facilities and this facility letter shall be governed by and construed in accordance with the laws of Hong Kong.


11.            Other Conditions
               ----------------

(a) The above facilities shall be subject to all other terms and conditions which you may have agreed with us in writing.

(b) Notwithstanding any provision to the contrary contained in this facility letter or any applicable documents, we reserve the right, at our discretion, to modify, cancel or


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     terminate all or part of the facilities and the terms governing thereof, on demand, and to declare all amounts then outstanding to be immediately due and payable and to call cash cover for your prospective and contingent liabilities.


12.           Acceptance and Agreement
              ------------------------

Please confirm your agreement (i) to be bound by the above terms and conditions and (ii) that any change to the above terms and conditions which is requested by you or your duly authorized representatives and which is approved by us will also be binding on you by signing and returning to us the duplicate of this facility letter together with the documents referred to in clause 6 above.



Yours faithfully,

For and on behalf of
The Sanwa Bank, Limited
Hong Kong Branch



/s/ Y. HIRANO
- ---------------------------------
Y. Hirano
Assistant General Manager





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To:  The Sanwa Bank, Limited
     Hong Kong Branch


We accept the above revised terms and conditions for your grant of the facilities to us and agree to be bound thereby.


For and on behalf of
Nam Tai Electronic and Electrical Products Limited



/s/ TADAO MURAKAMI
- -----------------------------------
Name:  Mr. Tadao Murakami
Title: Director
Date:  September 29, 1995


We hereby acknowledge and agree to the above revised terms and conditions for your grant of the facilities to Nam Tai Electronic and Electrical Products Limited and confirm that the Continuing Guarantee dated 19th August, 1991 given by us remains in full force, valid and effect.



For and on behalf of
Nam Tai Electronics, Inc.



/s/ M.K. KOO
- -----------------------------
Name:  Mr. M.K. Koo
Title: Director
Date:  September 29, 1995





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